Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. DECLARES QUARTERLY CASH DIVIDEND

ROCHESTER, N.Y. – February 9, 2023 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.28 per share on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on March 22, 2023 to shareholders at the close of business on March 8, 2023.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.4 billion in sales in fiscal 2022 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

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